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                     November 3, 2022

       Christopher Keber
       Chief Executive Officer
       Shelter Acquisition Corp I
       6 Midland Street #1726
       Quogue, New York 11959

                                                        Re: Shelter Acquisition
Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 25,
2022
                                                            File No. 001-40567

       Dear Christopher Keber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Christian O. Nagler